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                                                                     Exhibit 3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made this 1st day of July, 1996, between AMBAR, Inc., a Delaware corporation (the "Company"), and Randolph M. Moity, Sr. ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive is the Chairman, Chief Executive Officer and President of AMBAR, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, AI Partners L.P., a Delaware limited partnership ("Purchaser"), AI Acquisitions Corp., a Delaware corporation, and the Company have entered into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement") and Executive is selling his shares of Common Stock of the Company (the "Shares") pursuant to a tender offer made in accordance with the Merger Agreement (the "Tender Offer") and the terms of the Stockholder Agreement, dated July 1, 1996, between the Executive and Purchaser; and

         WHEREAS, after the sale of his Shares, Executive will continue his position as Chairman, Chief Executive Officer and President of the Company, including as the surviving corporation following the merger pursuant to the Merger Agreement, until such time as a suitable replacement may be found and thereafter will resign his position as Chairman, Chief Executive Officer and President at the request of the Company; and

         WHEREAS, the Company is aware of the special knowledge and expertise Executive possesses applicable to the management of the Company; and
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         WHEREAS, it is the Company's desire to retain the services of Executive and to continue to have the benefit of Executive's expertise and knowledge after the Transition Period (as defined below), as herein agreed.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

SECTION 1. Positions and Duties. (a) Between the date Executive's Shares are purchased in accordance with the Stockholder Agreement (the "Employment Commencement Date") and the date on which the Board of Directors of the Company (the "Board") gives Executive written notice that his tenure as Chairman, Chief Executive Officer and President of the Company has been terminated (the "Transition Period"), the Executive shall serve as Chairman, Chief Executive Officer and President of the Company and be employed at its principal executive office in Lafayette, Louisiana. In such capacity, Executive shall perform such duties and have such responsibilities of an executive nature as are customarily performed by a person holding such office, as well as such additional executive duties and services as from time to time may be reasonably decided upon by the Board. Executive shall devote his full productive time, energy and ability to the proper and efficient conduct of the Company's business. Executive shall observe and comply with all lawful and reasonable rules of conduct set by the Board for executives of the Company, and shall endeavor to promote the business, reputation and interests of the Company.

                  (b) After the Transition Period and during the remaining term of this Agreement, Executive agrees to:

                  (i) maintain good will between the Company and other entities with which it does business; and

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                  (ii) be available upon request of the Company from time to time for consultation with the Company's officers, professional consultants and other representatives with respect to the management and operations of the Company at reasonable times upon reasonable notice; and

                  (iii) use his knowledge and expertise in the furtherance of the Company's operations upon reasonable request of the Company from time to time; and

                  (iv) upon request of the Company, serve as a member of the Board.

SECTION 2. Compensation. In consideration of the aforesaid services to be rendered by Executive, the Company agrees to pay to Executive an annual bonus of up to $300,000 (subject to performance of Executive's duties hereunder to the reasonable satisfaction of the Board), less amounts for applicable Federal and Louisiana withholding and other taxes commencing on the Employment Commencement Date. Such bonus or an annualized portion thereof shall be paid at the end of each calendar year during and at the end of the term of this Agreement, no later than 45 days after the end of such year or term. As additional inducement to secure Executive's services pursuant to this Agreement, the Company agrees that if Executive should die during the term of this Agreement, the Company will pay the balance of the compensation Executive would have received over such term to Executive's estate on the same monthly basis as herein prescribed.

SECTION 3. Termination of Prior Agreement. Effective on the Employment Commencement Date, the employment agreement currently in effect between Executive and the Company dated October, 1994 (the "Prior Agreement") is terminated and shall thereafter be of no force or effect. In addition, notwithstanding the terms of the Prior Agreement, effective on the Employment Commencement Date all of Executive's right to receive for any prior or future period a percentage of the Company's profits pursuant to that Prior Agreement shall be immediately terminated and shall thereafter be of no force and effect and all rights to and claims for any prior unpaid incentive bonus amount pursuant to such Prior Agreement are waived. There are no other agreements or

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understandings between the Company and Executive that are not disclosed in the
Company's filings and reports under the Securities Exchange Act of 1934.

SECTION 4. Benefits. While employed by the Company, Executive shall be entitled to participate in or receive benefits on the same basis as other executive officers of the Company under all of the Company's employee benefit plans and arrangements for which he is eligible and which are in effect on the date hereof as set forth on Schedule A hereto. Nothing herein shall require the Company to maintain any such plans, arrangements or benefits, and the Company may terminate any such plans, arrangements or benefits at any time without providing substitute or equivalent benefits.

SECTION 5. Confidential Information. (a) Executive acknowledges that during his affiliation with the Company as an employee, he will be given access to or acquire certain confidential and proprietary information relating to the organization, business, properties, operation and condition of the Company including, but not limited to, financial, managerial and other corporate information and records of the Company and its shareholders or partners (the "Confidential Information"), the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive agrees that he will not (directly or indirectly) at any time, whether during or after the term of this Agreement, (i) knowingly use for any improper personal benefit any Confidential Information that he may learn or has learned by reason of his position as an officer and director of the Company or thereafter as an executive of the Company, or (ii) disclose any such Confidential Information to any person or entity, except (A) in the performance of his obligations to the Company hereunder, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement or (D) with the prior consent of the Board. As used herein, Confidential Information also

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includes any information, documents, computer systems, programs or other material developed by Executive during Executive's affiliation with the Company to the extent it relates to the Company. Executive agrees that such material will be the exclusive property of the Company and assigns to the Company all proprietary rights in such material. Confidential Information does not include the general skills and experience of Executive or any information that (x) is or becomes generally known or available publicly other than as a result of a disclosure by Executive, (y) is or becomes known or available to Executive on a nonconfidential basis from a source (other than the Company) which, to Executive's knowledge, is not prohibited from disclosing such information to Executive by a legal, contractual, fiduciary or other obligation to the Company, or (z) the Company discloses to others without obtaining an agreement of confidentiality.

                  (b) Executive confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the term of this Agreement and all times thereafter. Upon the termination of this Agreement or upon the request of the Company at any time, Executive shall promptly deliver to the Company, and shall retain no copies of, any written or electronic materials, records and documents made by Executive or coming into his possession concerning the business or affairs of the Company, other than personal notes or correspondence of Executive not containing Confidential Information.

SECTION 6. Non-Competition. (a) Executive acknowledges that the Company has, over the course of a number of years, developed certain goodwill, valuable relationships with its employees and customers, particular methods of doing business and other proprietary and confidential information,

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all of which, the parties agree should be protected. Executive agrees that, during the term of this Agreement and for a period of two years after the termination of this Agreement, or such longer period as may be permitted by Louisiana Revised Statutes 23:921 as in effect from time to time (the "Restricted Period"), he shall not, directly or indirectly, for his own account or for the account of others, as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager or otherwise, participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through a proprietorship, corporation, partnership or other form of business entity or otherwise, any business which competes with the Company or any of its subsidiaries or affiliates in any of the parishes in the State of Louisiana (or offshore therefrom) or counties in the states of Texas (or offshore therefrom) or Michigan in which the Company or any of its subsidiaries or affiliates is engaged in or is actively planning to engage in as of the date of such termination, including but not limited to those parishes and counties listed in Schedule B hereto (collectively, the "Restricted Area").

         Nothing in this Section 6(a) shall prohibit Executive from acquiring or holding any issue of stock or securities of any person that has any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., other than shares of Common Stock of the Company, so long as (i) Executive is not deemed to be an "affiliate" of such person as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended, and (ii) Executive and/or members of his immediate family or persons under his control do not own or hold more than 5% of the outstanding voting securities of any such person.


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         (b) Executive agrees that during the Restricted Period, Executive shall not, whether for his own account or for the account of any other person or entity (excluding the Company), (i) solicit or contact in an effort to do business with any person who was a customer of the Company or any of its subsidiaries or affiliates within the Restricted Area during the term of this Agreement, or any affiliate of any such person, if such solicitation or contact is in competition with the Company, (ii) solicit or induce any of the Company's employees to leave their employment with the Company or accept employment with anyone else or hire any such employees or (iii) interfere in any similar manner with the business of the Company. Nothing herein shall prohibit or preclude the Executive from performing any other types of services that are not precluded by
Section 6(a) for any other person.

         (c) Executive has carefully read and considered the provisions of this
Section 6 and, having done so, agrees that the restrictions set forth in this
Section 6 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors, investors and shareholders. Executive understands that the restrictions contained in this Section 6 may limit his ability to engage in a business similar to the Company's business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

SECTION 7. Travel. Executive shall not be required to change his place of residence in order to fulfill his obligations hereunder; provided, however, upon the reasonable request of the Company, Executive will attend meetings at locations away from the vicinity of Executive's place of residence, including, without limitation, in New York City and Manistee, Michigan.




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SECTION 8. Commencement, Notice and Scheduling of Duties. Executive's duties hereunder shall commence on the date hereof. The Company will provide Executive with sufficient advance notice as to the duties it desires Executive to perform after the Transition Period. The scheduling of the performance of such duties will be mutually agreed to by both parties.

SECTION 9. Expenses. The Company shall reimburse Executive for all reasonable and documented costs and expenses incurred by Executive in connection with the performance of his duties hereunder, including costs and expenses incurred to attend meetings away from the vicinity of Executive's place of residence.

SECTION 10. Indemnification. The Company shall indemnify Executive and hold him harmless, to the fullest extent permitted by applicable law, from any and against any loss, cost, expense, liability, damage or claim arising out of, or suffered or incurred by him by reason of, the performance of his duties under this Agreement, including, without limitation, reasonable attorney's fees; provided, however, that Executive shall not be entitled to indemnification to the extent any such loss, cost, expense, liability, damage or claim is determined by a court or other trier of fact to arise out of Executive's willful misconduct or gross negligence.

SECTION 11. Liquidated Damages. In the event that Executive shall default in the performance of any of his duties set forth in Section 1 hereof, the Company shall be entitled to collect from Executive as liquidated damages the amount of $1,800,000. At the Company's election, such liquidated damages shall be payable by Executive by the delivery to the Company of the Company's or AI Acquisitions Corp.'s promissory note dated the Employment Commencement Date in the principal amount of $1,800,000, and Executive hereby acknowledges that if such liquidated damages become due the Company shall have the right to collect said damages by an offset of its obligations


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to Executive under said promissory note. The parties hereto acknowledge that said liquidated damages shall be the sole and exclusive remedy available to the Company for Executive's failure to perform his duties set forth in Section 1 hereof, but that the Company may seek any remedy for any breach of any other provision hereof to which the Company may be entitled under applicable law and that the Company shall also be entitled to injunctive or other equitable relief, without limiting any other remedies of the Company hereunder at law or in equity.

SECTION 12. Personal Service Contract. This Agreement is a personal service contract, and the rights and interests of Executive may not be sold, transferred, assigned, pledged or mortgaged, and Executive's rights shall not be subject to attachment, levy or garnishment by a creditor of Executive.

SECTION 13. Term. The primary term of this Agreement shall be for a period of eighteen months beginning on the Employment Commencement Date and may be continued thereafter only if agreed to in writing by both parties.

SECTION 14. Binding Instrument. This Agreement is binding on the Company and Executive and may be changed only by written instrument signed by the parties.

SECTION 15. Counterparts. This Agreement may be executed by the parties in counterpart, each of which shall be deemed to be an original but both of which together shall constitute but one agreement.


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SECTION 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws doctrine.

         EXECUTED on the date first above written.

                                      AMBAR, Inc.



                                      By:  /s/ Barry N. Huntsman
                                         -----------------------------------

                                      Name: Barry N. Huntsman
                                      Title: Treasurer

                                      Randolph M. Moity, Sr.



                                       /s/ Randolph M. Moity, Sr.
                                      --------------------------------------


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                                   SCHEDULE A


Medical, dental and life insurance
Long-term disability insurance
401(k) plan
Automobile
Membership at Oakbourne Country Club and the Petroleum Club
















































                                      A-1
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                                   SCHEDULE B

Louisiana:

St. Mary Parish
Cameron Parish
Lafourche Parish
Terrebonne Parish
Vermillion Parish
Iberia Parish
Lafayette Parish
Plaquemine Parish
Orleans Parish

Texas:

Galveston County
Jim Hog County
Neucas County
Victoria County
Jefferson County
Dallas County
Harris County

Michigan

Manistee County

                                      B-1